UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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WEIGHT WATCHERS INTERNATIONAL, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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On April 21, 2015, Weight Watchers International, Inc. (the “Company”) filed its Notice of 2015 Annual Meeting of Shareholders and Proxy Statement for the 2015 Annual Meeting of Shareholders to be held on May 7, 2015 (the “proxy materials”). The proxy materials contain a proposal submitted to the Company’s shareholders to approve an amendment to the Company’s 2014 Stock Incentive Plan to permit a one-time option exchange program as described therein (the “option exchange”).

In connection with the option exchange, we are providing the following documents:

Exhibit A	an email from James R. Chambers, the Company’s President and Chief Executive Officer, to certain employees of the Company regarding the option exchange;

Exhibit B	an email from Kimberly Samon, the Company’s Chief Human Resources Officer and Michael F. Colosi, the Company’s General Counsel and Secretary, to certain members of the Company’s management regarding communications requirements for the option exchange; and

Exhibit C	the Proposed Stock Option Exchange Program Employee Frequently Asked Questions.

The option exchange has not yet commenced. At the time the option exchange begins, if at all, the Company will provide option holders who are eligible to participate in the option exchange with written materials explaining the precise terms and timing of the program. Persons who are eligible to participate in the option exchange should read these written materials carefully when they become available because they will contain important information about the program. The Company will also file these written materials with the Securities and Exchange Commission as part of a tender offer statement upon commencement of the option exchange. The Company’s shareholders and eligible option holders will be able to obtain these written materials and other documents filed by the Company with the Securities and Exchange Commission free of charge at www.sec.gov. In addition, the Company’s shareholders and eligible option holders may obtain free copies of the tender offer documents, when available, by contacting the Company’s Corporate Secretary at Weight Watchers International, Inc., 675 Avenue of the Americas, 6th Floor, New York, New York 10010, (212) 589-2700 or at the Company’s website: www.weightwatchersinternational.com.

Exhibit A

To: All Transformation Award Program Participants

From: Jim Chambers

Re: Proposed Transformation Award Stock Option Exchange Program

Date: April 30, 2015

We have mentioned several times the notion of our Employee Value Proposition which is the measure of both economic and non-economic factors that increase employee engagement. We have been working diligently on our equity programs for 2015 as a way to increase engagement throughout our transformation and wanted to inform you of the Transformation Award Stock Option Exchange Program.

Transformation Award Stock Option Exchange Program

Last week we filed our annual proxy statement, and no doubt many of you will be reviewing it. You will see that it includes an important proposal that affects our Transformation Award Program. I am very pleased to announce that we are asking our shareholders to approve an amendment to our 2014 Stock Incentive Plan to permit a one-time stock option exchange program. The details of this proposal are included in the proxy at pages 8 to 15.

If approved, this amendment would allow us to authorize and conduct a one-time stock option exchange program in which you would be offered, subject to specified criteria, the opportunity to voluntarily exchange certain of your outstanding stock options, specifically your Transformation Award, for new time-vesting stock options. Many of you may currently hold stock options that are significantly underwater (i.e., the option’s exercise price is higher than the Company’s current stock price). The new stock options that would be granted pursuant to this program would have an exercise price reflective of the market value of the Company’s common stock at the time of exchange.

Our shareholders will vote on the proposal at our Annual Meeting of Shareholders and decide whether to permit us to amend our stock plan and implement the stock option exchange program. If you are a shareholder of Company common stock—that is, you own shares outright—you may vote on this proposal yourself. You will receive proxy materials that will include voting instructions.

Our Annual Meeting of Shareholders is scheduled for May 7, 2015, where the vote will be determined. If approved, we would expect to proceed with the exchange program in the near term, although it would be up to our Board of Directors to decide if and when to set the date to launch the exchange program. Please keep in mind that such option exchange proposals are regulated by the SEC and NYSE. We are only permitted to share with you the same information we share with our shareholders. Although we cannot provide more specifics about the program until after it is approved, we did prepare some FAQs to address your general questions. Those FAQs are attached for your reference.

Recall that Transformation Awards were granted to select individuals. Because participation in the program is selective, we ask for your discretion in sharing any information about your participation in the program with others.

We believe that it is important for you to understand your equity package in detail and we expect to be communicating details of the program in due course after the Annual Meeting of Shareholders on May 7th.

The Company’s Board of Directors and senior management team recognize the importance of your contributions to the Company and participation in the Company’s equity programs. We believe the proposed stock option exchange program with respect to the Transformation Awards demonstrates the Company’s commitment to both our shareholders and employees. I will update you on the results of the vote after the shareholders’ meeting in May.

Best regards,

Jim Chambers

Note: This email does not constitute an offer to holders of eligible options to exchange such options. The option exchange program has not yet commenced. At the time the option exchange program begins, if at all, we will provide option holders who are eligible to participate in the option exchange program with written materials explaining the precise terms and timing of the program. Persons who are eligible to participate in the option exchange program should read these written materials carefully when they become available because they will contain important information about the program. We will also file these written materials with the Securities and Exchange Commission as part of a tender offer statement upon commencement of the option exchange program. Our shareholders and eligible option holders will be able to obtain these written materials and other documents filed by us with the Securities and Exchange Commission free of charge at www.sec.gov. In addition, our shareholders and eligible option holders may obtain free copies of the tender offer documents, when available, by contacting Weight Watchers International, Inc., 675 Avenue of the Americas, 6th Floor, New York, NY 10010, Attention: Corporate Secretary, 212-589-2700 or at our website: www.weightwatchersinternational.com.

Exhibit B

To: Weight Watchers Leadership Team

Subject: Proposed Transformation Award Stock Option Exchange Communications Requirements

Last week the Company filed its annual proxy statement, and we announced that we are asking our shareholders to approve an amendment to our 2014 Stock Incentive Plan to permit a one-time stock option exchange program. Our Annual Meeting of Shareholders is scheduled for May 7, 2015, where the vote will be determined.

Because we have to await shareholder approval of the program, we will provide additional communications and information and hold employee meetings following the shareholder meeting. In the meantime, please understand that such option exchange proposals are regulated by the SEC and NYSE. We are required to file all written or recorded information regarding the proposed exchange with the SEC.

Employees, consultants, vendors or customers may ask you questions regarding the stock option exchange. Any communications between you and your employees or other constituents are governed by the same SEC rules and regulations. Therefore, we are asking that you adhere to the following communication requirements, without exception:

•	Do not answer any questions. Refer the question back to the proxy, Jim’s email to employees or the FAQs. If that is not satisfactory, or doesn’t address the concern, you may refer questions to us.

•	Do not answer any question via email, voicemail or videomail. Any recorded message could be subject to the SEC’s filing requirements. These filings are expensive and time-consuming. Also, any incorrect information inadvertently given will require the Company to take complex corrective steps in order to remain in compliance.

•	Do not give any opinion or advice about whether someone should participate in the exchange.

•	Do not guarantee or speculate about when the exchange may be implemented following shareholder approval. The decision of whether we implement the exchange and when it will be implemented will be made by Jim and the Board and will be communicated at the appropriate time through a Tender Offer.

•	If you do forget and send an email or voicemail that you think may be outside of these requirements, you must contact us as soon as possible.

Thank you for your commitment to these requirements. We believe the stock option exchange program is important for Weight Watchers and our employees. We want to ensure that the voting process at the Annual Meeting of Shareholders goes smoothly. We are counting on you to ensure that we follow all of these requirements. You are free to share these requirements with your employees or others who may make inquiries.

If you have any questions about these requirements, please contact either of us. We will update you on the results of the shareholder vote after the meeting in May.

Thanks,

Kimberly Samon and Michael Colosi

Note: This email does not constitute an offer to holders of eligible options to exchange such options. The option exchange program has not yet commenced. At the time the option exchange program begins, if at all, we will provide option holders who are eligible to participate in the option exchange program with written materials explaining the precise terms and timing of the program. Persons who are eligible to participate in the option exchange program should read these written materials carefully when they become available because they will contain important information about the program. We will also file these written materials with the Securities and Exchange Commission as part of a tender offer statement upon commencement of the option exchange program. Our shareholders and eligible option holders will be able to obtain these written materials and other documents filed by us with the Securities and Exchange Commission free of charge at www.sec.gov. In addition, our shareholders and eligible option holders may obtain free copies of the tender offer documents, when available, by contacting Weight Watchers International, Inc., 675 Avenue of the Americas, 6th Floor, New York, NY 10010, Attention: Corporate Secretary, 212-589-2700 or at our website: www.weightwatchersinternational.com.

Exhibit C

Proposed Stock Option Exchange Program

Employee Frequently Asked Questions (FAQs)

On May 7, 2015, the Company’s shareholders will meet and vote on a proposal to allow for an amendment to our 2014 Stock Incentive Plan to permit a one-time stock option exchange program that would allow eligible employees to exchange certain outstanding stock options. This FAQ is intended to address questions you may have concerning the potential option exchange program and is intended only as general information. In all cases, if our shareholders approve the exchange program and the Company’s Board of Directors subsequently launches the exchange program, the terms of the Tender Offer documents provided to each eligible employee will contain the final terms and conditions.

Q.	What exactly would the stock option exchange program do?

A.	The stock option exchange program would permit eligible employees to voluntarily exchange certain outstanding performance-based stock options granted as part of the Transformation Award Program (commonly referred to by the Company as “transformation stock options”) for a set number of new time-vesting stock options based on a ratio described in more detail below. If approved by our shareholders, the Company will have twelve months following the shareholders’ approval to authorize and implement the exchange program, when and if it is still determined to be appropriate and to meet our objectives.

Q.	Remind me, what is a stock option?

A.	A stock option provides the opportunity to buy stock at an established price, commonly known as an “exercise price” or “strike price.” The new stock options granted pursuant to the exchange program would have an exercise price or strike price equal to the higher of (i) the closing price per share of our common stock on the NYSE on the date of grant and (ii) the average closing price per share of our common stock on the NYSE for the five trading day period immediately preceding and including the date of grant.

Q.	Who will be eligible to participate in the program?

A.	It is expected that the program will be open to active employees who received transformation stock options and remain employed through the date on which new stock options will be granted pursuant to the exchange offer. In addition, employees in certain countries may not be eligible to participate due to local tax and regulatory requirements and/or other factors that are inconsistent with the Company’s compensation policies and practices such as expense, complexity or similar considerations. Those countries will be identified before the exchange commences. Terminated employees who still hold outstanding options will not be eligible. If you terminate employment during the exchange, you will not be eligible to receive new options.

Q.	What options are eligible?

A.	Only outstanding transformation stock options that have an exercise price greater than the closing price per share of our common stock on the NYSE on the grant date of the new stock options are eligible for the exchange program. All other options are excluded from eligibility.

Q.	How many options would I receive for each option I exchange?

A.	For all employees except our CEO, stock options will be exchanged at the ratio of two existing options for one new option (i.e., the new options will cover half as many shares as the corresponding surrendered options). For our CEO, stock options will be exchanged at the ratio of 3.5 existing options for one new option.

The total number of options an employee could receive will be determined by dividing the number of options he or she exchanges by the ratio for that option. All who wish to participate in the exchange program must tender all of their eligible options.

Q.	How will vesting work on the new options I receive as part of the exchange?

A.	The new options will be subject to a new vesting schedule, regardless of when the surrendered options were issued. 25% of the new options will vest on the first anniversary of the award’s grant date, 25% will vest on the second anniversary, and the remaining 50% of the new options will vest on the third anniversary, subject to your continued employment with the Company through each vest date. Unlike the original transformation grant, there are no performance-vesting criteria associated with the new options.

Q.	How long will I have to exercise my new options?

A.	The new options will remain outstanding for up to ten years from the date of grant, subject to your continued employment with the Company.

Q.	Must all eligible employees participate in the exchange program?

A.	No, eligible employees will not be required to participate in the program. Participation is completely voluntary.

Q.	How do I know which options I can exchange?

A.	Should the program launch, you will receive specifics on which of your options, if any, are eligible.

Q.	If I choose to participate, how long will I have to decide?

A.	Eligible employees will have an election period of at least 20 business days from the start of the program in which to decide.

Q.	What will happen to my existing options once I exchange them?

A.	All existing options exchanged as part of the program would be cancelled.

Q.	What happens to new options I receive through this exchange if I leave the Company?

A.	If you leave before the vesting date, your unvested new options will be forfeited. If you leave after the vesting date, any vested new options may be exercised at that time subject to the terms and conditions of the new options. There are special provisions if you leave the Company due to death or permanent disability.

Q.	Why is the option exchange program important for employees?

A.	It provides a renewed incentive to motivate and retain employees while rewarding them for their contributions to the attainment of the Company’s business and financial objectives.

Q.	Why is the option exchange program important for the Company?

A.	It provides a way to improve the reward and retention value for our employees.

Q.	Do I need to do anything now to participate?

A.	No, there is nothing for you to do now. We will provide additional communication after the shareholder meeting.

Q.	Where can I get more information now?

A.	You can read the Company’s proxy statement which is located at www.weightwatchersinternational.com as well as by accessing it on the SEC website at www.sec.gov. This document contains details of the program. We are not planning any additional communication, other than this FAQ, until after the shareholders’ vote. Any further communication, either written or recorded, would need to be shared with our shareholders as well, requiring additional filings with the SEC.

Q.	Will I be able to vote on this year’s proxy?

A.	If you were a shareholder of Weight Watchers common stock as of the record date (i.e., March 26, 2015), that is, if you own shares outright, you will receive proxy materials, which include voting instructions.

Q.	If I vote for the proposal, do I have to participate in the exchange program?

A.	No, the two are entirely independent. If the proposal is approved and the exchange program launched, employees with eligible options will have an opportunity to elect whether to participate at that time.

Note: This FAQ does not constitute an offer to holders of eligible options to exchange such options. The option exchange program has not yet commenced. At the time the option exchange program begins, if at all, we will provide option holders who are eligible to participate in the option exchange program with written materials explaining the precise terms and timing of the program. Persons who are eligible to participate in the option exchange program should read these written materials carefully when they become available because they will contain important information about the program. We will also file these written materials with the Securities and Exchange Commission as part of a tender offer statement upon commencement of the option exchange program. Our shareholders and eligible option holders will be able to obtain these written materials and other documents filed by us with the Securities and Exchange Commission free of charge at www.sec.gov. In addition, our shareholders and eligible option holders may obtain free copies of the tender offer documents, when available, by contacting Weight Watchers International, Inc., 675 Avenue of the Americas, 6th Floor, New York, NY 10010, Attention: Corporate Secretary, 212-589-2700 or at our website: www.weightwatchersinternational.com.